Exhibit 99.1

LNG Canada Begins Engineering and Planning Work for its Workforce Accommodation Centre

Vancouver, British Columbia, May 5, 2016 — LNG Canada is beginning engineering and planning work on Cedar Valley Lodge, its Workforce Accommodation Centre to house a 4,500 person workforce required during construction of its proposed liquefaction and export facility in Kitimat, British Columbia.

LNG Canada selected the Bird-Civeo Joint Venture as the contractor for the design and construction of the Centre. The Bird-Civeo Joint Venture includes wholly-owned subsidiaries of each of Bird Construction Inc., (“Bird”) (TSX:BDT), and Civeo Corporation ("Civeo") (NYSE:CVEO).

Construction on Cedar Valley Lodge will not commence unless LNG Canada’s joint venture participants have made a positive Final Investment Decision. In the interim, Bird-Civeo will advance engineering and planning work for the Centre.

Cedar Valley Lodge will provide a place for workers to live and work during the time they are employed on the LNG Canada project. LNG Canada wants to ensure the Centre provides the amenities workers will need – from accommodation and dining, to leisure to healthcare – to reduce any stress on Kitimat’s local housing, infrastructure and other services.

Cedar Valley Lodge will be located adjacent to the LNG Canada site, facilitating easy and safe transportation of workers by shuttle bus service between Cedar Valley Lodge and the site, and reducing vehicle traffic on Kitimat roads. The size and scale of the Lodge will be significant with a total floor space of over 1.2 million square feet. This includes a number of core buildings at over 260,000 square feet with a kitchen and dining area of almost 80,000 square feet, entertainment areas of almost 35,000 square feet, and a sports and recreational facility of over 56,000 square feet. Final actual numbers may vary as the conceptual design progresses through detailed engineering.

A well-designed, attractive and sustainable Workforce Accommodation Centre is an important tool in recruiting and retaining skilled workers, because for many, Cedar Valley Lodge could become home for a number of years. Cedar Valley Lodge will provide single, standard executive rooms, each with its own washroom, and upgraded finishes and fixtures.

Construction of Cedar Valley Lodge will commence immediately following a positive Final Investment Decision.

While this is an important step forward for LNG Canada, the project must continue to demonstrate that it is competitive, it has key regulatory permits, and has mitigated the risk of labour shortage prior to making a final investment decision. LNG Canada’s Joint Venture Participants plan to make a final investment decision in late 2016. The exact timing of that decision will be up to the Joint Venture Participants to make.

Contacts:

LNG Canada Media Relations

media@lngcanada.ca

Bird Construction Inc.

I.J. Boyd, President & CEO

or

S.R. Entwistle, CFO

Phone: +1-905-602-4122

Civeo Corporation

Investor Relations

Frank C. Steininger

Senior Vice President and Chief Financial Officer

+1-713-510-2400

or

Civeo Corporation

Local Media

Chris Gardner

Senior Vice President – Business Development

+1-604-761-4905

About LNG Canada

LNG Canada is a joint venture company comprised of Shell Canada Energy (50%), an affiliate of Royal Dutch Shell plc, and affiliates of PetroChina (20%), Korea Gas Corporation (15%) and Mitsubishi Corporation (15%). The joint venture is proposing to build an LNG export facility in Kitimat that initially consists of two LNG processing units referred to as “trains,” each with the capacity to produce 6.5 million tonnes per annum of LNG annually, with an option to expand the project in the future to four trains.

About Bird Construction Inc.

Bird Construction Inc. is a Canadian general contracting firm with over 95 years of service to the construction industry. Bird is publicly-owned, listed on the TSX, and has displayed consistent growth and profitability. With its broad market reach, Bird’s clients include leading firms in the industrial, mining, water and wastewater, energy, civil, multi-tenant residential, commercial, institutional and retail sectors. Operating out of twelve district offices across Canada, Bird upholds a broad geographic reach. For more about Bird, please visit www.bird.ca.

About Civeo Corporation

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations and provides catering, facility management, water systems and logistics services. Civeo currently owns a total of nineteen lodges and villages in operation in Canada and Australia, with an aggregate of more than 23,000 rooms. Civeo is publicly traded under the symbol “CVEO” on the NYSE. For more information, please visit Civeo’s website at http://www.civeo.com.